SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 7, 2006
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia
(State or other jurisdiction of incorporation)
0-3576
(Commission File Number)
58-0869052
(IRS Employer Identification Number)
2500 Windy Ridge Parkway, Atlanta, Georgia 30339-5683
(Address of principal executive offices)
Registrant’s telephone number, including area code: (770) 955-2200
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 7, 2006 Cousins Properties Incorporated and subsidiaries (“Cousins”) recast its unsecured revolving credit facility (“Revolver”), increasing the size by $75 million to $400 million and extending the maturity date to March 2010, with an additional one year extension at the election of Cousins. The previous credit facility was set to expire in September 2007. The Revolver is being led by Bank of America as Administrative Agent, with Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, and includes Commerzbank as Syndication Agent; Wells Fargo and PNC Bank as Co-Documentation Agents; Wachovia Bank as Managing Agent; and Northern Trust, BB&T, Compass Bank, Emigrant Bank, Chevy Chase Bank, US Bank and Allied Irish Bank as participants. The Revolver can be expanded to $500 million under certain circumstances although the availability of the additional capacity is not guaranteed.
The Revolver provides for additional flexibility in some of the financial covenants as compared to the previous facility. The Revolver contains restrictive covenants pertaining to the operations of Cousins, including limitations on: the amount of debt that may be incurred; the sale of assets; transactions with affiliates; dividends and distributions; and the repurchase of outstanding stock. The Revolver also includes certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 60%, an unsecured debt ratio of no more than approximately 60%, a secured recourse debt restriction of 15% of total assets, and a minimum stockholders’ equity of $445.9 million plus 70% of future net equity proceeds. Additionally, the Revolver imposes restrictions on the level of common and preferred dividends only if the Company’s leverage ratio, as defined by the Revolver, is greater than 55% at the end of the preceding taxable year.
Generally interest is calculated under the Revolver based on the then current LIBOR interest rate plus an additional spread based on the ratio of total debt to total assets, as defined by the Revolver. The pricing spread of the old facility versus the Revolver is as follows:

Leverage	Applicable Spread	Applicable Spread
Ratio	old facility	Revolver
< 35%	.90%	.80%

>35% but < 45%	1.00%	.90%

>45% but < 50%	1.10%	1.00%

>50% but < 55%	1.35%	1.15%

> 55%	1.50%	1.30%
The Revolver also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of the credit agreement, incorrect or misleading representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults. The amounts outstanding under the Revolver may be accelerated upon certain events of default.
Simultaneous with the recast of the Revolver, Cousins also entered into an unsecured $100 million construction facility (“Construction Facility”), which is being utilized to fund the construction of Terminus 100. Terminus 100 is a 651,000 square foot office and retail project under development in the Buckhead district of Atlanta, Georgia. The Construction Facility is being led by Bank of America as Administrative Agent; with Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager; and includes Commerzbank as Syndication Agent; Wells Fargo and PNC Bank as Co-Documentation Agents; Wachovia Bank as Managing Agent; and Northern Trust, BB&T, Emigrant Bank, US Bank and Allied Irish Bank as participants. The Construction Facility has the same initial maturity date and extension option, financial covenants and other material provisions as the Revolver.
Amounts outstanding under the previous credit facility were paid in full upon entering into the Revolver and the Construction Facility and approximately $202 million and $27 million, respectively, were drawn upon each at closing.
A copy of the Revolver and the Construction Facility are attached hereto as Exhibits 10.1 and 10.2 and are incorporated into this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.
             (c) Exhibits.
                        The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of March 7, 2006 among Cousins Properties Incorporated as Principal Borrower; The Consolidated Entities of the Borrower from time to time designated by the Borrower as Co-Borrowers hereunder, collectively, with the Borrower, as the Borrower Parties; The Consolidated Entities of the Borrower from time to time party hereto, as the Guarantors; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager; Commerzbank AG, New York Branch, as Syndication Agent; PNC Bank, National Association and Wells Fargo Bank, as Documentation Agents; Wachovia Bank National Association, as Managing Agent and the Other Lenders Party hereto.

10.2	Construction Facility Credit Agreement, dated as of March 7, 2006 among Cousins Properties Incorporated as Borrower; The Consolidated Entities of the Borrower from time to time party hereto, as the Guarantors; Bank of America, N.A., as Administrative Agent; Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager; Commerzbank AG, New York Branch, as Syndication Agent; PNC Bank, National Association and Wells Fargo Bank, as Documentation Agents; Wachovia Bank National Association, as Managing Agent and the Other Lenders Party hereto.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 13, 2006

COUSINS PROPERTIES INCORPORATED

By:	/s/ James A. Fleming

James A. Fleming
Executive Vice President and Chief Financial Officer